EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2012 First Quarter Results

Adjusted Earnings per Share Increase 43% with

15% Sales Growth and Improved Operating Margins

ALPHARETTA, GEORGIA — May 9, 2012 — Neenah Paper, Inc. (NYSE:NP) today reported adjusted earnings from continuing operations of $0.77 per diluted common share in the first quarter of 2012 compared to adjusted earnings of $0.54 per share in the first quarter of 2011. Excluding adjustments, earnings in the first quarter of 2012 of $0.54 per share compared to earnings of $0.45 per share in the prior year period. Items excluded from adjusted earnings in 2012 totaled $0.23 per share for a pension settlement charge and costs to integrate brands purchased from Wausau Paper Corp. on January 31. In 2011, adjusted earnings excluded $0.09 per share for costs associated with the early redemption of a portion of the Company’s long-term bonds. Adjusted earnings are reconciled to GAAP figures later in this release.

Net sales of $198.2 million in the first quarter of 2012 grew 15 percent compared with the first quarter of 2011, while adjusted operating income of $22.2 million increased 29 percent. Operating income increased in both Technical Products and Fine Paper as a result of higher net pricing and cost efficiencies, with Fine Paper further benefitting from higher volumes related to the purchased brands.

“Each of our businesses performed well during the first quarter, with combined operating income for the two segments achieving a new quarterly record. We are improving topline performance with volume gains and price realization in higher value products and are realizing manufacturing cost efficiencies that have come from a consistent emphasis on improved operating throughput,” said John O’Donnell, Chief Executive Officer. “Both sales and integration of the recently acquired brands are ahead of expectations, and the transaction has generated the anticipated strong market support and internal efficiencies that we knew could be a game changer for some of our manufacturing facilities.”

Quarterly Segment and Other Financial Results

Technical Products net sales were $106.0 million in the first quarter of 2012, slightly ahead of $105.4 million in the first quarter of 2011. After adjusting for unfavorable currency impacts resulting from a weaker Euro in 2012, revenue grew three percent and reflected volume gains in filtration and label products that offset lower tape sales, as well as a higher value mix and increased selling prices for most products.

Operating income for Technical Products of $12.5 million in the first quarter of 2012 increased 19 percent compared with $10.5 million in the first quarter of 2011. Higher income in 2012 resulted from improved manufacturing efficiencies, increased selling prices and growth in higher value products. Year on year input costs were relatively flat, as lower fiber costs were offset by increased prices for other materials.

Fine Paper net sales of $86.4 million in the first quarter of 2012 increased 28 percent compared with prior year sales of $67.3 million. Higher sales in 2012 resulted from volume growth primarily due to acquired Wausau brands, but also from growth in core premium brands and double-digit sales gains in luxury packaging, labels and into international markets. Increased sales in 2012 also reflected net selling prices that were slightly higher than the prior year period.

Operating income of $10.8 million in the first quarter of 2012 compared to $10.5 million in 2011. Operating income in 2012 included $2.5 million of integration costs for the acquired brands. Excluding these costs, operating income increased 27 percent in 2012 as a result of growth in volume, higher average selling prices and lower manufacturing costs. Lower costs were due to improved efficiencies as well as lower pulp prices.

Other/Unallocated Corporate Costs include unallocated corporate expense and sales and profits from non-premium business acquired in the Wausau transaction. In the first quarter of 2012, sales for these products were $5.8 million, with operating income of $0.7 million; in 2011, there were no comparable sales or profits.  Unallocated corporate costs were $7.8 million in the first quarter of 2012 and $6.2 million in 2011. Results in 2012 included $3.5 million for pension settlement charges and in 2011 included $2.4 million for costs related to the early retirement of bonds. Excluding these two items, unallocated costs were $4.3 million in 2012 and $3.8 million in 2011.

Consolidated selling, general and administrative (SG&A) expense was $19.5 million in the first quarter of 2012 compared to $17.0 million in the first quarter of 2011. Higher spending in 2012 reflected increased costs related to the purchased fine paper brands, as well as higher employee benefit costs and timing of certain items.

Net interest expense of $3.6 million in the first quarter of 2012 compared to $4.5 million in the same quarter of 2011. Reduced interest expense in 2012 resulted from lower debt levels, primarily due to the early redemption of $65 million of Senior Notes in March 2011.

The effective income tax rate of 29 percent for the first quarter of 2012 compared to a rate of 32 percent in the first quarter of 2011 and was equal to the 2011 full year rate of 29 percent.

Cash flow used in operations in the first quarter of 2012 was $13.6 million and included unusual items totaling $20.7 million. These items were comprised of $6.6 million for inventories acquired as part of the $21 million payment to Wausau (with the remaining $14.1 million shown as Investing Activities), $2.5 million for Wausau-related integration costs, $6.9 million for one-time pension payments, and $4.7 million for excess tax benefits from stock-based compensation (fully offset in Financing Activities). Excluding these items, cash provided by operations of $7.1 million in the first quarter of 2012 improved from $1.4 million in the first quarter of 2011, primarily due to higher operating income in 2012. Capital spending of $3.5 million in the first quarter of 2012 compared with $8.2 million in the prior year period.

Debt as of March 31, 2012 of $199.7 million compared to $186.2 million as of December 31, 2011. Cash and equivalents as of March 31, 2012 were $3.3 million compared to $12.8 million as of year-end 2011. Increased net debt in the first quarter of 2012 was primarily due to additional borrowing on the Company’s revolving credit facility to finance the $20.7 million payment in January 2012 for acquired brands and assets.

Reconciliation to GAAP Measures

The company will report adjustments to GAAP figures when it is believed to be helpful to more clearly communicate results of ongoing operations. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below:

Continuing Operations	First Quarter
$ millions	2012	2011

GAAP Operating Income	$16.2	$14.8
Pension settlement charge	3.5
Integration Costs	2.5	—
Costs for early redemption of bonds	—	2.4
Adjusted Operating Income	$22.2	$17.2

GAAP Income	$8.9	$7.0
Pension settlement charge	2.2
Integration Costs	1.5	—
Costs for early redemption of bonds	—	1.4
Adjusted Income	$12.6	$8.4

GAAP Earnings per Diluted Common Share	$0.54	$0.45
Pension settlement charge	0.14
Integration Costs	0.09	—
Costs for early redemption of bonds	—	0.09
Adjusted Earnings per Share	$0.77	$0.54

Diluted Shares	15,855	15,537

Conference Call

Neenah Paper will hold a webcast to discuss first quarter earnings and other matters of interest at 11:00 a.m. Eastern time on Thursday, May 10, 2012. Stockholders and other interested parties are invited either to listen live to the webcast via the Company’s Internet site at www.neenah.com by clicking on the Investors tab and going to the News and Events page or participate actively in the call by dialing (888) 893-0989 from the U.S. and Canada or (706) 758-4223 for other locations. All participants should use conference ID 76007304.

A replay of the call will be available through the company’s web site until June 10, 2012 and may also be accessed by dialing (855) 859-2056 in the U.S. or (404) 537-3406 internationally, using conference ID 76007304.

About Neenah Paper, Inc.

Neenah Paper is a leader in premium image and performance-based products, including filtration, specialized substrates used for tapes, labels and other products, and high-end printing papers. Products are marketed under well-known brands such as CLASSIC®, ASTROBRIGHTS®, ENVIRONMENT®, CRANE®, SUNDANCE®,  KIMDURA®, Gessner®, JET-PRO® SofStretch(TM) and varitess®. Neenah Paper is headquartered in Alpharetta, Georgia and sells products in over 70 countries worldwide from manufacturing operations in the United States and Germany. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: (i) unexpected challenges associated with the integration of the Wausau premium business; (ii) changes in prices for pulp, energy, latex and other raw materials, (iii) worldwide economic conditions, (iv) U.S. dollar/euro and other exchange rates, (v) significant capital and credit market volatility, (vi) the availability of raw materials, (vii) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and (viii) the ability of the company to realize anticipated cost savings. These and other factors that could cause or contribute to actual results differing materially from any forward-looking statements are discussed in more detail in our other filings with the Securities and Exchange Commission.  Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011

Net Sales	$198.2	$172.7
Cost of products sold	156.3	139.5
Gross Profit	41.9	33.2
Selling, general and administrative expenses	19.5	17.0
SERP settlement charge	3.5	—
Acquisition integration costs	2.5	—
Costs for early redemption of bonds	—	2.4
Other (income) expense - net	0.2	(1.0)
Operating Income	16.2	14.8
Interest expense-net	3.6	4.5
Income From Continuing Operations
Before Income Taxes	12.6	10.3
Provision for income taxes	3.7	3.3
Income From Continuing Operations	8.9	7.0
Loss from discontinued operations, net of income taxes	—	(0.1)
Net Income	$8.9	$6.9

Earnings Per Common Share:
Basic
Continuing Operations	$0.55	$0.47
Discontinued Operations	—	(0.01)
	$0.55	$0.46

Diluted
Continuing Operations	$0.54	$0.45
Discontinued Operations	—	(0.01)
	$0.54	$0.44

Weighted Average Common
Shares Outstanding (000s)
Basic	15,483	14,854

Diluted	15,855	15,537

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2012	2011

Net Sales:
Technical Products	$106.0	$105.4
Fine Paper	86.4	67.3
Other	5.8	—
Consolidated	$198.2	$172.7

Operating Income:
Technical Products	$12.5	$10.5
Fine Paper	10.8	10.5
Other	0.7	—
Unallocated corporate costs	(7.8)	(6.2)
Consolidated	$16.2	$14.8

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$3.3	$12.8
Restricted cash	—	7.0
Accounts receivable - net	97.2	71.4
Inventories	99.4	68.8
Deferred income taxes	16.1	17.6
Prepaid and other current assets	14.8	15.9
Total current assets	230.8	193.5
Property, plant and equipment - net	253.3	252.3
Deferred income taxes	47.8	45.5
Goodwill and other intangibles - net	77.3	62.4
Other non-current assets	11.4	11.4
Total assets	$620.6	$565.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$12.4	$21.7
Accounts payable	52.2	30.2
Accrued expenses	52.4	51.6
Total current liabilities	117.0	103.5
Long-term debt	187.3	164.5
Deferred income taxes	16.2	16.0
Non-current employee benefits	110.8	113.0
Other noncurrent obligations	1.4	1.4
Total liabilities	432.7	398.4
Stockholders’ equity	187.9	166.7
Total liabilities and stockholders’ equity	$620.6	$565.1

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Operating Activities
Net income	$8.9	$6.9
Depreciation and amortization	7.3	7.7
Stock-based compensation	1.6	1.0
Excess tax benefit from stock-based compensation	(4.7)	(0.3)
Deferred income tax provision	1.4	1.4
Inventory acquired in Wausau acquisition	(6.6)	—
SERP payment, net of settlement charge	(3.4)	—
Loss on retirement of bonds	—	2.4
Increase in working capital	(17.3)	(14.6)
Pension and other postretirement benefits	(0.6)	(2.6)
Other	(0.2)	(0.5)
Net cash (used in) provided by operating activities	(13.6)	1.4
Investing Activities
Capital expenditures	(3.5)	(8.2)
Purchase of Wausau brands	(14.1)	—
Decrease in restricted cash	7.0	—
Purchase of marketable securities	(0.1)	(1.4)
Other	—	0.1
Cash used in investing activities	(10.7)	(9.5)
Financing Activities
Short and long-term borrowings — net of debt issuance costs	26.0	33.6
Repayment of debt	(13.0)	(66.6)
Proceeds from exercise of stock options	3.9	0.2
Shares purchased	(5.0)	(0.5)
Cash dividends paid	(1.9)	(1.7)
Excess tax benefit from stock-based compensation	4.7	0.3
Cash provided by (used in) financing activities	14.7	(34.7)
Effect of exchange rates on cash and cash equivalents	0.1	0.1
Net increase (decrease) in cash and cash equivalents	$(9.5)	$(42.7)